CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 29, 2026, with respect to the consolidated balance sheet of mf International Limited and its subsidiaries (the “Company”) as of December 31, 2025, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows and the related notes for the year ended December 31, 2025, included in the Company’s Annual Report on Form 20-F.

/s/Enrome LLP

Singapore
June 29, 2026

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